                                  EXHIBIT 10.22

                             TAX INDEMNITY AGREEMENT
                             -----------------------

      THIS TAX INDEMNITY  AGREEMENT (the  "Agreement")  is made and entered into this 17th day of  November,  1997 by and  among  PRIME  GROUP  REALTY,  L.P.,  a
Delaware limited partnership ("Prime"),  ROLAND E. CASATI ("Casati") and RICHARD
A. HEISE ("Heise").

                             W I T N E S S E T H:
                             -------------------

      WHEREAS,  Casati  and  Heise  are  the  only  partners  of  Casati-Heise
Partnership, an Illinois partnership ("C-H Partnership");

      WHEREAS, C-H Partnership is the sole general partner of Continental Towers
Associates-I,  an Illinois Limited Partnership ("CTA"), and Casati and Heise are
limited partners of CTA;

      WHEREAS,  CTA is the owner of the entire  beneficial  interest in American
National Bank and Trust Company of Chicago Trust No. 40935, established pursuant to a Trust Agreement dated July 26, 1977 ("Trust No. 40935") and First Bank N.A.
Trust No. 5602,  established  pursuant to a Trust  Agreement dated September 27,
1976 ("Trust No. 5602");

      WHEREAS, Trust No. 40935 and Trust No. 5602 collectively are the owners of the real estate located at 1701 Golf Road,  Rolling Meadows,  Illinois,  legally described  on Exhibit A and  commonly  known as  Continental  Towers  (the "Real
Estate");

      WHEREAS,  the Real Estate is subject to mortgage liens in favor of General
Electric Capital Corporation  ("GECC") which secure an indebtedness (the "Loan")
owned in part by GECC and in part by Great Oak LLC ("Great  Oak");  the terms of the Loan  are set  forth in that  certain  Loan  Modification  and  Amended  and
Restated Loan  Agreement  dated as of June 1, 1995 by and among GECC,  Trust No.
40935, CTA, C-H Partnership, Casati and Heise (the "Loan Agreement");

      WHEREAS,  under  the terms of the Loan  Agreement,  the  entire  principal balance and all unpaid interest become due and payable on October 1, 1998;

      WHEREAS,  if the Loan is not paid at  maturity  and  GECC  and  Great  Oak foreclose the mortgages,  Casati and Heise will become liable to pay substantial state and federal taxes in their  capacities  as limited  partners of CTA and as partners in C-H Partnership through its general partnership interest in CTA;

      WHEREAS, GECC and Great Oak have agreed to extend the maturity date of the
Loan for 15 years;

      WHEREAS,  Prime  has  agreed to  provide  Casati  and Heise the  indemnity against state and federal  income taxes for the time period and in those certain events set forth in this Agreement;

      NOW, THEREFORE,  in consideration of the matters set forth in the recitals and the mutual covenants set forth hereafter, the parties agree as follows:

      1.    Definitions.  The  following  terms  shall have the  meanings  set
            ------------  forth below:

            "Affiliate" shall mean a Person that directly, or indirectly through one or more  intermediaries,  controls,  or is controlled  by, or is under common control with a specified  Person (any Person which is controlled by
      Casati and Heise acting  together shall be considered an Affiliate of each of them).

           "Agreement" shall have the meaning set forth in the recitals.

           "Casati" shall have the meaning set forth in the recitals.

           "Casati Obligation" shall have the meaning set forth in Paragraph 11.

           "C-H Partnership" shall have the meaning set forth in the recitals.

           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "CTA" shall have the meaning set forth in the recitals.

            "Final Determination" shall mean (i) a decision, judgment, decree or other  order  by any  court of  competent  jurisdiction,  which  decision, judgment,  decree or other  order has  become  final  after all  allowable appeals by either party to the action have been  exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be  unavailable  because the  proposed  adjustment  involves a decrease in net operating  loss carry  forward or a business  credit carry forward, a decision,  judgment, decree or other order of an administrative official or agency of competent  jurisdiction,  which decision,  judgment, decree or other  order has become  final  (i.e.  where all  administrative appeals  have  been  exhausted  by all  parties  thereto),  (ii) a closing agreement  entered into in connection with an  administrative  or judicial proceeding  with  the  consent  of  Prime  or as  otherwise  permitted  in
      Paragraph  5 of the  Agreement,  or (iii) the  expiration  of the time for instituting  a  claim  for  refund,  or if  such a claim  was  filed,  the expiration of the time for instituting suit with respect thereto.

            "GECC" shall have the meaning set forth in the recitals.

            "Great Oak" shall have the meaning set forth in the recitals.

            "Heise" shall have the meaning set forth in the recitals.

            "Heise Obligation" shall have the meaning set forth in Paragraph 12.

            "Indemnification   Event"   shall   mean   (i)  a  sale,   exchange,
      foreclosure,  deed in lieu of foreclosure  or other  disposition of all or any  portion  of the Real  Estate (or a  transaction  that is treated as a sale,  exchange  or other  disposition  of all or any  portion of the Real
      Estate for federal income tax purposes) other than pursuant to an exercise of the Option,  (ii) a  refinancing  or repayments of the Loan (other than from Modified NOI or from payments  required under  Paragraphs 11 and 12),
      (iii) any other action by CTA or New General  Partner,  (iv) any transfer, cancellation,  discharge  (other than repayments from Modified NOI or from payments  required under Paragraphs 11 and 12),  amendment or modification or all of any  portion of the Loan or the  rights of Prime  under the Loan
      Agreement,  or  (v)  any  change  in the  direct  or  indirect  beneficial ownership  of the New  General  Partner or any  increase  in the direct or indirect  beneficial  ownership of Prime by the New General Partner or any direct or indirect  owner  thereof that is contrary to Paragraph 2c, which in respect of any of clauses (i),  (ii),  (iii),  (iv) or (v) above occurs after the closing of the Basic Transaction and which results in or creates the risk of a Tax Event with respect to Casati or Heise.

            "Indemnification Expiration Date" shall mean January 5, 2013.

            "Indemnification  Security"  shall  mean  that  Prime  shall  either deposit into escrow with an  independent  escrow agent which is reasonably acceptable to Prime,  Casati and Heise, on terms reasonably  acceptable to
      Prime, Casati, and Heise,  immediately  available funds in an amount equal to 50% of the Total Indemnity Amount based on the then current information or  deliver to Casati and Heise an  unconditional,  irrevocable  letter of credit in an amount  equal to 50% of the Total  Indemnity  Amount based on the then current information issued by a national bank which is one of the
      100 largest national banks in the United States ranked on total assets and which has a  long-term  credit  rating of A or above by  Standard & Poor's
      Ratings  Group or an  equivalent  rating  by  Moody's  Investor  Services;
      provided, however, that if the equity market capitalization of Prime Group
      Realty Trust  ("PGRT"),  the general  partner of Prime,  at any time falls below $200,000,000 for more than 30 consecutive  trading days, Prime shall deposit 100% of the Total  Indemnity  Amount in escrow or furnish a letter of credit meeting the  requirements set forth above to Casati and Heise in immediately  available  funds  in an  amount  equal  to 100% of the  Total
      Indemnity  Amount.  The terms of any such letter of credit  shall  provide that such letter of credit may be drawn in full by the  Indemnitees if ten
      (10) days  before the  expiration  of such  letter of credit,  either such letter of credit  has not been  replaced  by a new  letter of credit in an amount  not less than that of the  letter of  credit  being  replaced  and otherwise on terms  identical  to the letter of credit  being  replaced or
      Prime has  otherwise  placed an amount in escrow in  accordance  with this
      Agreement. If the Total Indemnity Amount increases or decreases because of the  passage  of time or a change in the  information  upon which they are calculated,  Prime shall be  obligated to provide  additional  security in accordance  with the  requirements  set forth  above  within 30 days after receipt of the revised calculation,  or, in the case of a decrease,  shall have the  right to return  of any  excess  security  as  provided  in this
      Agreement.

            "Indemnitee" or "Indemnitees" shall mean Casati or Heise, or both of them (as the context may  require),  and, to the extent  provided  herein, their respective successors and assigns hereunder.

            "Independent  Tax Counsel"  shall mean (i) such one of the following as  Prime,  in  its  sole  discretion,  may  select:  Sonnenschein  Nath &
      Rosenthal, Mayer Brown & Platt, McDermott Will & Emery, Skadden Arps Slate
      Meagher & Flom, Cravath Swain & Moore, or Sullivan & Cromwell;  or (ii) if
      each such law firm is conflicted or unwilling to serve as Independent  Tax
      Counsel, another law firm selected by Casati and Heise which is reasonably acceptable to Prime.

            "Loan" shall have the meaning set forth in the recitals.

            "Loan Agreement" shall have the meaning set forth in the recitals.

            "Modified NOI" shall mean Adjusted Net Operating  Income (as defined in the Loan  Agreement) but excluding  therefrom any revenues from a sale, exchange  or other  disposition  of all or any  portion of the Real Estate other than pursuant to an exercise of the Option.

            "New General  Partner" shall have the meaning set forth in Paragraph
      2.

            "Person" shall mean any  individual,  general  partnership,  limited
      partnership,   limited  liability  company,  trust,  estate,  association, corporation or other entity.

            "Prime" shall have the meaning set forth in the recitals.

            "Real Estate" shall have the meaning set forth in the recitals.

            "Regulations"  shall  mean the Income  Tax  Regulations  promulgated under the Code,  whether  temporary or final,  as such  Regulations may be
      amended  from  time  to  time,  including   corresponding   provisions  of
      succeeding Regulations.

            "Tax  Event"  shall  mean,  with  respect  to  any  Indemnitee,  the inclusion  of any item of  taxable  income or gain in the gross  income of such Indemnitee for federal income tax purposes,  other than (i) income or gain  attributable  to  cash  and/or  other  property  distributed  to  an
      Indemnitee,  received by an Indemnitee,  or held by CTA for the benefit of an  Indemnitee,  including  without  limitation  rents  and  other  income received  from the  operation of the  Property in the  ordinary  course of business, and (ii) income or gain from Modified NOI.

            "Tax Indemnity Amount" shall have the meaning set forth in Paragraph
      3.

            "Total  Indemnity  Amount"  shall  have  the  meaning  set  forth in
      Paragraph 3.

            "Trust No. 5602" shall have the meaning set forth in the recitals.

            "Trust No. 40935" shall have the meaning set forth in the recitals.

      2.    Basic  Transaction.  Prime,  Casati,  Heise,  GECC, Great Oaks and
            -------------------
Certain  Affiliates  of the  foregoing  have entered  into,  or have agreed to enter  into  the  following  agreements  (items  a,  b,  c  and  d  below  are collectively referred to as the "Basic Transaction"):

            a.    Prime has entered into a certain  Asset  Purchase  Agreement dated  October 21,  1997, with Continental  Offices Ltd. and Continental
      Offices Ltd. Realty,  Affiliates of Casati and Heise,  pursuant to which it agreed to purchase  certain assets,  including the contract to manage the Real Estate.

            b. Prime has entered into a certain Loan Purchase Agreement dated as of  November  6, 1997,  with GECC and Great Oaks  pursuant to which it has agreed to purchase  the Loan from GECC and Great Oaks,  subject to Prime's satisfactory completion of a due diligence investigation.

            c.  Prime,  C-H  Partnership,  Casati and Heise have agreed to enter into an  amendment to the limited  partnership  agreement of CTA (the "CTA
      Agreement")  pursuant  to which the  interest  of C-H  Partnership  as the general  partner of CTA will be converted to that of a limited partner and a party  designated  by Prime will be admitted to CTA as the sole  general partner (the "New General Partner").  The New General Partner shall not be related to Prime.  For purposes of the foregoing,  the New General Partner shall not be  considered  related to Prime  provided  (i) the New  General
      Partner does not,  directly or  indirectly  (by contract  (which shall not include the Management Agreement (defined below)),  attribution under Code
      Section 267(c) or other  arrangement),  own or otherwise have the right to receive the benefit of 10% or more of the capital or profits  interests in
      Prime;  (ii) Prime does not,  directly or indirectly  (by contract  (which shall not include the Management  Agreement (defined below)),  attribution under Code Section 267(c) or other arrangement), own or otherwise have the right to  receive  the  benefit  of 10% or more of the  capital or profits interests of the New General Partner;  (iii) the same person or persons do not,  directly or  indirectly  (by  contract  (which shall not include the
      Management  Agreement  (defined  below)),  attribution  under Code Section
      267(c) or other  arrangement),  own or otherwise have the right to receive the benefit of 10% or more of the capital or profits  interests of each of the New General  Partner and Prime;  and (iv) in the judgment of Rudnick &
      Wolfe,  the New General Partner is not considered  related to Prime on the date hereof within the meaning of any section of the Code or any provision of the Regulations  which would constitute or create a risk of a Tax Event with  respect to any  Indemnitee  upon the  admission  of the New  General
      Partner.  Prime  hereby  covenants  that there shall be no increase in the levels of direct or indirect ownership or beneficial rights referred to in clauses (i), (ii) and (iii) of the immediately  preceding  sentence beyond the  thresholds  set forth therein from and after the closing of the Basic
      Transaction through and including the Indemnification Expiration Date. For purposes of the provisions  governing the maintenance of partners' capital accounts in the Regulations  under Code Section 704(b),  the book value of the Real  Estate  and  other  property  of CTA shall  not be  adjusted  in connection with the admission of the New General Partner.

            The CTA  Agreement  will be amended to provide  that the New General
      Partner  and CTA  shall  not take any  action  that  would  constitute  an
      Indemnification Event with respect to any Indemnitee,  unless concurrently with  such  action,  Prime has  satisfied  the  requirements  set forth in
      Paragraph 4 hereof that are  required to be  satisfied  at such time.  The
      Indemnitees agree to reasonably  cooperate with the New General Partner to restructure any  transaction  proposed by the New General Partner to avoid creating an Indemnification  Event. In addition, the CTA Agreement will be further amended to provide that the Indemnitees (including, in the case of disability of Casati or Heise,  his personal  representative)  shall give, and shall cause C-H  Partnership  to give,  their  consent to any proposed event requiring their consent,  as described in the CTA Agreement,  unless both (i) the proposed event would constitute an Indemnification Event with
      respect  to  any   Indemnitee,   and  (ii)  Prime  fails  to  satisfy  the
      requirements set forth in Paragraph 4 that are required to be satisfied at such time;  provided  that (x) each such  consent  shall be subject to the condition  that,  at the time of the closing of the event being  consented to, Prime satisfies all of the  requirements set forth in Paragraph 4 that are  required by  Paragraph 4 to be  satisfied  at such time,  and (y) the nature and  structure  of the event  consented  to has not  changed in any material  way. If Prime and the  Indemnitees  cannot agree as to whether a proposed event is an Indemnification Event which results in or creates the risk of a Tax Event,  the Indemnitees  shall not be required to give their consents  until the formal legal  opinion of  Independent  Tax Counsel has been obtain  pursuant to Paragraph 4. The  obligation  of the  Indemnitees pursuant to the immediately  preceding sentence shall be enforceable by an action for  specific  performance.  Finally,  the CTA  Agreement  shall be amended to provide  that,  upon the first to die of the  Indemnitees,  the surviving  Indemnitee shall have an irrevocable  proxy of any successor of the decedent  Indemnitee to consent to matters  described  above and shall vote such proxy in the same manner as his own consent.

            d.  Immediately  before Prime purchases the Loan,  GECC,  Great Oak,
      Trust No. 40935, CTA, C-H Partnership, Casati and Heise will enter into an amendment to the Loan Agreement in the form attached as Exhibit B.

            e. At the time that  Prime  purchases  the  Loan,  CTA and Trust No.
      40935 shall enter into an arm's length, 15-year,  nonterminable management agreement  with  Prime or an  Affiliate  of Prime  that  delegates  to the manager  the  broadest  authority  to manage and  operate  the Real Estate consistent with the CTA Agreement (the "Management Agreement").

            f. CTA will  direct  Trust  No.  40935 to enter  into,  with a party designated  by Prime,  a 15-year  option to  purchase,  from time to time, portions of the Real Estate  which are not  improved  with  buildings,  to permit the construction of additional improvements on the Real Estate (the
      "Option").  The option shall be  exercisable,  from time to time,  upon 90 days' notice of scheduled  commencement  of  construction of each proposed improvement upon such Real Estate,  upon payment in immediately  available funds, equal to the appraised fair market value of such Real Estate at the
      time  of  exercise.   CTA  will  also  direct  Trust  No.  40935  and,  if
      appropriate,  Trust No.  5602 to enter  into a  reciprocal  cross-easement agreement  creating the  easements  necessary to construct and operate the new  facilities in  coordination  with the existing  office  buildings and commercial building.

      3. Tax Indemnity Amounts. Subject to the provisions of Paragraphs 5 and 6, if a Tax Event occurs with respect to either or both  Indemnitees as a result of an  Indemnification  Event  which  takes  place  prior  to  the  Indemnification
Expiration  Date,  Prime  shall  pay in  immediately  available  funds  to  each
Indemnitee  the sum of the  following  amounts  based upon the amount of taxable income or gain  included  in the gross  income of each for  federal  income  tax purposes:

            (i) the  federal  and  applicable  state  income tax payable on such income or gain,  calculated  as the  product of the then  current  highest stated marginal  federal and applicable state tax rates applicable to each component  of such income or gain that is subject to a  different  rate by reason of the character thereof (for example, capital gains, depreciation, recapture and ordinary income) multiplied by the amount of each applicable component of such income or gain (the applicable state tax rate being that of the state in which such  Indemnitee is then a resident for state income tax  purposes,  but in no event  greater  than the  higher of the  highest stated  marginal  income tax rate imposed on  individual  residents by the
      State of Illinois or the highest stated  marginal  income tax rate imposed on individual residents by the State of Florida); plus

            (ii)  any federal and  applicable  state  interest,  penalties  or additions to tax for understatement of tax liability; plus
            (iii) a "gross-up"  amount equal to the federal and applicable state
      income  tax  payable  on  the  amount   payable  under  this  Paragraph  3
      (calculated  in the same manner  described in clause  (i)),  such that the amounts  described in clauses (i) and (ii) are received by such Indemnitee on a net, after-tax basis; less

            (iv) any deductions,  credits or other federal and applicable  state income tax benefits then  realized and  resulting  from (a) the Tax Event,
      (b)  the  related  Indemnification  Event,  and  (c)  the  payment  of the underlying taxes, interest and penalties.

The amount  payable to each of Indemnitee  pursuant to this  calculation  is the
"Tax Indemnity Amount" with respect to such Indemnitee, and the sum of these Tax
Indemnity  Amounts  is the  "Total  Indemnity  Amount."  Except as  provided  in
Paragraph  10, the  maximum  amount of taxable  income and gain  referred  to in clause (i) on which the Tax  Indemnity  Amount in respect of Casati can be based is $90,724,668 and in respect of Heise is $32,337,592.

      4.  Payment of  Indemnity  and Deposit of  Indemnification  Security.  The
determination  of  whether  an event or  proposed  event  that  would  otherwise constitute an Indemnification  Event results in or creates a risk of a Tax Event to either  Indemnitee  shall be  determined  by the  agreement  of Prime and the
Indemnitees.  If for any reason Prime and the  Indemnitees  in good faith do not agree as to this  determination,  Prime shall obtain  Independent  Tax Counsel's opinion  regarding the tax consequences of the event or proposed event. The cost of obtaining such opinion shall be paid 50% by Prime and 50% by the Indemnitees.

            a. If Independent  Tax Counsel issues a formal legal opinion to both the  Indemnitees and Prime that the event should not result in a Tax Event with  respect  to either  Indemnitee,  the  Indemnitees  shall  report the transaction on their respective  income tax returns without  including any taxable income or gain from the event.

            b. If (i)  Independent  Tax Counsel is not willing to issue a formal legal opinion that the event should not result in a Tax Event with respect to either  Indemnitee,  (ii) Independent Tax Counsel is willing to issue a formal legal opinion that the Indemnitees  have a reasonable basis (within the meaning of Treasury  Regulation Section  1.6662-3(b)(3)) for reporting the transaction on their respective  income tax returns without  including any  taxable  income or gain from such event and without  making  specific disclosure of the relevant  facts on the return,  as described in Treasury
      Regulation  Section   1.6662-3(c)  (or  that  such  a  reporting  position
      satisfies  such  other  standard  as may then be in  effect  such that the
      Indemnitees  should not be subject to  penalties or additions to tax other than  those  based  upon an  understatement  of tax  liability  not due to negligence  if they file their income tax returns  without  including  any taxable income from the transaction and without making specific disclosure of the relevant facts on the return),  then the  Indemnitees  shall report the transaction on their respective  income tax returns without  including any taxable income or gain from the event.  In such event,  as a condition to the  reporting  by the  Indemnitees  as  described  above,  Prime shall provide the  Indemnification  Security if at any time  between the date of such  event and a Final  Determination  with  respect to such  event,  the equity market capitalization of PGRT is less than $400,000,000.

            c. If the conditions set forth in  subparagraph a or  subparagraph b are not  met,  the  Indemnitees  shall  report  the  Tax  Event  on  their respective  tax  returns  and Prime  shall pay to each  Indemnity  his Tax
      Indemnity  Amount with respect to such Tax Event.  Such  payment  shall be made in full in immediately available funds at one of the following times, as Prime, in its sole discretion, may select:

                  (i) not later than ten (10) days before the date on which such
            Indemnitee's  income  tax  return  for the tax  year  in  which  the
            Indemnification Event occurs is due (without extension) (the "Return
            Due  Date"),  in  which  case  the Tax  Indemnity  Amount  shall  be discounted by the then current yield on 90-day treasury notes,  from the Return Due Date to such date of payment,  provided  that,  on or before  the date of the  occurrence  of the  Indemnification  Event,
            Prime provides the Indemnification Security with respect to such Tax
            Event in the amount of 100% of the Total Indemnity Amount; or

                  (ii) on the  date  of the  occurrence  of the  Indemnification
            Event, in which case the Tax Indemnity Amount shall be discounted by the then current yield on one-year  treasury notes,  from the Return
            Due Date to such date of payment.

            d.  If  the  conditions  set  forth  in  either  subparagraph  a  or subparagraph  b are met,  Prime shall remain  liable for any Tax Indemnity
      Amounts with respect to such event. In such case,  Prime shall pay the Tax
      Indemnity Amounts, if any, in immediately  available funds within ten (10)
      business days after a Final  Determination  that such event  constituted a
      Tax Event with respect to any Indemnitee,  but not later than the date for which any tax payable by the Indemnitees with respect to such Tax Event is due.

      5.    Contest Provisions.
            ------------------

            a. The New General  Partner  shall be  entitled  to contest,  as tax matters partner of CTA in accordance with the CTA Agreement as part of the unified  audit of CTA, any claim in respect of any  "partnership"  item of
      CTA that, if successful, would result in a Tax Event (a "Partnership Level
      Issue").  Each  Indemnitee  shall take such action or refrain  from taking such  action as may be  reasonably  necessary  in order to cause each item which  is the  subject  of a  potential  Tax  Event to be  contested  as a
      Partnership Level Issue. If the New General Partner contests a Partnership
      Level Issue that,  if  successful,  would  result in a Tax Event,  Prime's obligation to pay any Tax Indemnity Amounts shall, at Prime's election, be deferred  until  thirty  (30)  days  after  a Final  Determination  of the
      Indemnitees' respective federal income tax liabilities in respect of a Tax
      Event,  provided that, upon receipt of the 30-day letter from the Internal
      Revenue Service, Prime furnishes the Indemnification Security.

            b. If an audit or  proceeding  involving  a  potential  Tax Event is being conducted in a proceeding  involving an Indemnitee,  which cannot be transferred to CTA as a partnership  item (an  "Indemnitee  Level Issue"), such Indemnitee  hereby agrees to promptly notify Prime in writing of such
      adjustment,   and  such  Indemnitee  shall  tender  the  defense  of  such
      Indemnitee Level Issue to such legal counsel as Prime may select and which is reasonably  acceptable to such  Indemnitee  ("Contest  Counsel").  Such
      Indemnitee  agrees  to  reasonably   cooperate  with  Contest  Counsel  in
      connection  with any such  proceedings and to follow the advice of Contest
      Counsel with respect to decisions as to whether to contest such Indemnitee
      Level  Issue,  the extent and choice of forum with respect to such contest
      and  other  material  issues  relating  thereto.   Contest  Counsel  shall
      represent  an  Indemnitee  only in  connection  with such  issues as could potentially  result in a Tax Event with respect to such  Indemnitee,  and, unless  such  Indemnitee,  in its  sole  discretion,  otherwise  consents,
      Contest  Counsel shall not represent such  Indemnitee  with respect to any other  issues,  without  regard to  whether  such  other  issues are being concurrently  challenged  by the  Internal  Revenue  Service  or other tax authority or appear on the same tax return as the  Indemnitee  Level Issue in question.  Each  Indemnitee  shall make  available  to Contest  Counsel copies  of  such  Indemnitee's  tax  returns  and  other  information  and materials  pertinent  to  the  contest  of  the  Indemnitee  Level  Issue;
      provided,  however, if any information  relating to matters other than the
      Indemnitee Level Issue in question are included in materials  furnished to
      Contest Counsel, such materials shall be furnished only upon the agreement by Contest Counsel to maintain such information on a strictly confidential basis and to not disclose any such  information  to any person  (including without  limitation Prime, New General Partner or any Affiliates of either of them) without the prior written consent of such Indemnitee.

            c. If Prime  recommends  acceptance of a settlement offer in respect of an Indemnitee Level Issue or if the New General Partner  recommends the acceptance of a settlement offer in respect of a Partnership  Level Issue, but the Indemnitees decline to accept such offer in writing within 30 days
      (i) the  obligation of Prime to make  indemnity  payments as the result of any such contest or proceedings shall not thereafter exceed the obligation that it would have had if such  contest  had been  settled or  proceedings terminated on the basis  recommended by Prime or the New General  Partner, as applicable,  and (ii) in the case of an Indemnitee  Level Issue,  Prime shall have no further  liability for costs or other expenses in respect of such contest.

            d.  Notwithstanding the foregoing,  neither Indemnitee will have any obligation to contest any action with respect to an Indemnitee Level Issue
      (i) unless  such items could give rise to a federal  income tax  liability
      (disregarding  other items in the  assessment and  considering  effects in future  years) in excess of  $25,000,  (ii)  unless  Prime  furnishes  the
      Indemnification  Security as set forth herein,  (iii) without Prime paying
      when  due,  reasonable   third-party  costs  and  out-of-pocket   expenses
      including reasonable legal, witness and accounting fees and other expenses and,  in the case of  proceedings  before the Court of  Federal  Claims or
      Federal  District Court (subject to the agreement by Prime to not litigate in Tax Court, which agreement may be withheld in Prime's sole discretion), the amount of tax (and any  applicable  interest and  penalties) for which refund  is  claimed,  and (iv) to the  extent  such  Indemnitee  waives in writing Prime's obligation to indemnify such Indemnitee for such items, in which case all third-party costs and out-of-pocket  expenses  described in clause (iii) thereafter  incurred by such Indemnitee and all taxes of such
      Indemnitee would be paid by such Indemnitee.

            e. An Indemnitee shall not settle any Indemnitee Level Issue without
      Prime's prior written  consent;  provided that an Indemnitee  shall not be required  to  contest  any  proposed  adjustment  and may  settle any such proposed  adjustment if such Indemnitee shall waive his right to indemnity under this  Agreement  with respect to such  adjustment  and any Tax Event that results from such adjustment  and, in the case of proceedings  before the Court of Federal Claims or Federal District Court,  shall pay to Prime the amount of tax (and any applicable  interest and penalties)  previously paid or advanced by Prime with respect to such  adjustment  or the contest of such adjustment.

      6.  Exclusions from  Indemnity.  In executing this  Agreement,  Casati and
Heise  acknowledge  that they have been advised by tax counsel  satisfactory  to them that entering into the  transactions  described in Paragraph 2 do not cause
Casati or Heise to recognize taxable income or gain and that they have agreed to proceed in reliance on this  advice and will have no claim  against  Prime under the terms of this Agreement if Casati or Heise does recognize  taxable income or
gain  as  a  result  of   entering   into   these   transactions.   Furthermore,
notwithstanding  the  provisions  of Paragraph  4, but subject to Paragraph  10,
Prime  shall have no  obligation  to make an  indemnity  payment or provide  the
Indemnification  Security to an Indemnitee if such Indemnitee recognizes taxable income or gain as a result of:

            (i) The allocations of income,  gain, loss, deduction and credit set forth in the CTA Agreement not being  respected  under Sections 704(b) and
      704(c) of the Code,  except as a result of the exercise of  discretion  by the New General Partner;

            (ii) (A) Any  change  in,  or  amendment  to,  the Code or any other federal  tax  statute,  which is  effective  on or after  the date of this
      Agreement,  (B) any final or  temporary  Regulation,  which is  enacted or adopted after the date of this Agreement, or (C) any court decision (other than a decision to which CTA, an Indemnitee or any Affiliate  thereof is a party) issued after the date of this Agreement;

            (iii) A voluntary or involuntary sale, assignment, transfer or other disposition by such Indemnitee of any interest in CTA or any part thereof;

            (iv) The failure of such  Indemnitee to take timely action or follow the proper  procedures  in reporting  his  distributive  share from CTA or contesting a claim made by the Internal Revenue Service in accordance with applicable law and Regulations;

            (v)   The  gross  negligence  or the  willful  misconduct  of such
      Indemnitee or any Affiliate thereof;

            (vi) Any guarantee by such  Indemnitee  or a person  related to such
      Indemnitee of the Loan or any other debt of CTA or its Affiliates;

            (vii) Any recapture of CTA losses or items of deduction or loss that were  allocated  to  such  Indemnitee  after  the  closing  of  the  Basic
      Transaction;

            (viii)      Any acts by any relative of such  Indemnitee on behalf
      of Prime or any Affiliate thereof beyond his or her actual authority;

            (ix) Any bad debt  deduction  claimed by Prime  with  respect to the
      Loan pursuant to Code Section 166 at any time after 1997; or

            (x) Any failure by Prime to recognize as gross income for income tax purposes  the amounts  referred to as  "Contingent  Interest"  in the 1997
      Promissory Note dated December 12, 1997, evidencing the Loan (the "Note"), as such amounts accrue under the terms of the Note.

      7.    Transfers by Prime and PGRT; Other Events Requiring Security.
            ------------------------------------------------------------

            a.  Prime  agrees  that it  shall  not  transfer,  absolutely  or as security by pledge or hypothecation, all or any portion of the Loan or any of its rights under the Loan Agreement or other instruments  evidencing or securing  the Loan prior to the  Indemnity  Expiration  Date unless  Prime confirms in writing its continuing liability under this Agreement.

            b. At all times during the term of this Agreement, PGRT shall be the general  partner of Prime,  unless,  concurrently  with the termination of
      PGRT's status as the general  partner of Prime,  PGRT agrees in writing to continue to be liable for the obligations of Prime under this Agreement to the same extent as if PGRT continued to be the general partner of Prime.

            c. During the term of this  Agreement,  PGRT shall not merge with or into  another  entity,  with such other  entity  being the survivor of the merger (the "Survivor"),  unless (i) the Survivor  acknowledges in writing its assumption of the liability of PGRT, as general partner of Prime,  for
      the   obligations  of  Prime   hereunder,   and  (ii)  the  equity  market
      capitalization  of the  Survivor is no less than that of PGRT  immediately prior to such merger. In the event of such a merger, all references to the equity market capitalization of PGRT under this Agreement shall thereafter be deemed to refer to the equity market capitalization of the Survivor.

            d. If at any  time  (x)  there  occurs  one or more  sales  or other dispositions  of assets  by PGRT (or one or more  entities  controlled  by
      PGRT,  including without limitation Prime) and/or distributions by PGRT to
      its  shareholders,   in  an  aggregate  amount  exceeding  the  lesser  of
      $100,000,000  or 33% of the gross  assets of PGRT  during  any  continuous twelve-month  period,  and (y)  immediately  following  any such event the equity market  capitalization of PGRT is less than $200,000,000,  then (i)
      from and after the date of such  event,  none of  Prime,  the New  General
      Partner (on its own behalf or on behalf of CTA) or any Affiliate of any of the  foregoing  shall  have the  right to cause an  Indemnification  Event without  providing the  Indemnification  Security in the amount of 100% of
      the  Total  Indemnity  Amount   concurrently  with  the  closing  of  such
      Indemnification  Event; and (ii) the Indemnitees shall have the right (but not the  obligation)  to at any time  purchase  the New General  Partner's interest in CTA and/or all of the  ownership  interests in the New General
      Partner (such choice to be determined in the Indemnitees' sole discretion)
      in  exchange  for  the  payment  of cash to the  owner  of the  applicable interest in the amount of $1,000.  For  purposes of clause (x) above,  the amount  and  percentage  of assets  disposed  of or  distributed  shall be measured by the book value of such assets as reported in  accordance  with generally accepted  accounting  principles,  consistently  applied, on the financial  statements  of PGRT for the period  immediately  preceding  the applicable disposition or distribution; and to the extent that an asset is disposed of by PGRT and the proceeds  thereof are  distributed  by PGRT to its  shareholders,  only the  greater  of the book  value of the  disposed property  or the  distribution  proceeds  shall be taken into  account for purposes of  determining  whether the  thresholds  in clause (x) have been exceeded.

            e.    If at any time:

            (i) The terms of the Loan Agreement or any related document (as each may be  modified  from time to time)  provide  that a failure by the obligor  under the Loan to make  periodic  payments  of a  specified minimum  amount (other than payments  determined on the basis of Net
            Operating  Income,  Adjusted Net Operating Income (as such terms are defined in the Loan Agreement) or some  modification  thereof) prior to the Maturity Date (as defined in the Loan Agreement,  as modified from time to time) shall  constitute  a default  under the Loan,  an acceleration of the Maturity Date of the Loan, or otherwise  entitle the holder of the Loan to foreclose  or  otherwise  realize upon the collateral  securing  the Loan  (without  regard  to any  additional conditions  on  such  consequences  that  are  of  a  procedural  or administrative  nature,  including  but not limited to the giving of notice or the passage of time) (such  condition  is referred to as a
            "Minimum  Debt  Service  Requirement,"  and  the  specified  minimum payments  described  above in this  clause  (i) for any  period  are referred to as the "Minimum Debt Service" for such period);

            (ii)  The  Loan is  then  pledged,  assigned  or  hypothecated  as security for any debt obligation;

            (iii) Prime is not then providing the Indemnification  Security in the amount of 100% of the Total Indemnity Amount; and

            (iv) For the immediately  preceding  calendar month,  the Annualized
            Revised Modified NOI is less than the aggregate Minimum Debt Service for such  immediately  preceding  calendar  month and the succeeding eleven (11) calendar months thereafter;

      then within ten (10) days following the end of such immediately  preceding calendar month Prime shall provide,  and shall  thereafter  maintain,  the
      Debt Service Security. For purposes of the foregoing,  the following terms shall have the meanings set forth below:

            "Revised  Modified  NOI" shall mean Modified NOI (as defined in this
            Agreement),  except that for this  purpose  subparagraph  (h) of the definition  of  "Operating  Costs"  in the Loan  Agreement  shall be deemed to read as follows:

                  "(h) Recurring  capital  expenditures  required to operate the
            Premises  as a first  class  office  development  of not  more  than
            $40,000 per calendar month shall be included in Operating Costs."

            "Annualized  Revised  Modified NOI" shall mean the Revised  Modified
            NOI for the period of the immediately  preceding  calendar month and the succeeding eleven (11) calendar months thereafter, determined by taking into account the  anticipated  rents  receivable  during such period only with respect to leases then in effect and not in default and  the  anticipated  Operating  Costs  (as  defined  in  the  Loan
            Agreement with the revision  described above) during such period but not less  than such  Operating  Costs  for the most  recently  ended twelve-calendar  month period.  "Debt Service  Security"  shall mean that Prime shall  either  deposit  into  escrow with an  independent escrow agent which is  reasonably  acceptable  to Prime,  Casati and
            Heise, on terms  reasonably  acceptable to Prime,  Casati and Heise, immediately  available  funds in an amount equal to the Debt Service
            Security  Amount or deliver  to Casati  and Heise an  unconditional, irrevocable  letter of credit  in an  amount  equal to Debt  Service
            Security  Amount  issued by a national  bank which is one of the 100 largest  national  banks in the United States ranked on total assets and which has a long-term  credit rating of A or above by Standard &
            Poor's  Ratings  Group or an equivalent  rating by Moody's  Investor
            Services.  The terms of any such  escrow  or letter of credit  shall provide  that the funds in such  escrow or such letter of credit may be drawn upon by Casati or Heise when and to the extent necessary to fund the  Minimum  Debt  Service.  The  terms of any such  letter of credit shall further provide that such letter of credit may be drawn in full by Casati or Heise if ten (10) days before the expiration of such  letter of credit,  either  such  letter of credit has not been replaced (subject to adjustment of the Debt Service Security Amount)
            by a new  letter of  credit  in an amount  not less than that of the letter of credit being replaced and otherwise on terms  identical to the letter of credit being replaced or Prime has otherwise placed an amount in  escrow in  accordance  with this  Agreement.  If the Debt
            Service  Security  Amount  increases or decreases as provided below,
            Prime  shall  be  obligated  to  provide   additional   security  in
            accordance  with the  requirements  set forth above  within ten (10)
            days after the receipt of the revised calculation, or in the case of a decrease,  shall have the right to a return of any excess security as provided in this Agreement.

            "Debt Service  Security  Amount" shall initially mean the product of
            (x) the Time Factor multiplied by (y) the excess of the Minimum Debt
            Service described in clause (iii) above over the Annualized  Revised
            Modified NOI  described  in clause  (iii) above.  At the end of each calendar month  following the initial  provision of the Debt Service
            Security,  the Debt Service  Security  Amount shall be  recalculated based on the  components  thereof  determined  as of the  then  most recently ended calendar month and the Debt Service Security shall be increased or reduced as described in the definition thereof.

            "Time Factor" shall mean (i) if the equity market  capitalization of
            PGRT is less than $300,000,000 for more than 90 consecutive calendar days, the number of whole or partial  twelve-month  periods  between the applicable date of  determination  of the Debt Service  Security
            Amount and January 5, 2013; or (ii) in all other cases, five (5).

      8.  Release  of   Indemnification   Security.   If  Prime  has   furnished
Indemnification  Security under the terms of this Agreement,  the amount of such
Indemnification  Security with respect to an Indemnitee  shall be reduced or the
Indemnification Security shall be released if:

            a. in the  case in  which  the  Indemnification  Security  has  been furnished  in  connection  with an  Indemnification  Event,  to the extent applicable  statutes of limitations expire without a claim being made that
      such  Indemnitee  has  recognized   taxable  income,   there  is  a  Final
      Determination  that such Indemnitee's  return was correct as filed or that an amount smaller than the Tax Indemnity Amount is owed to such Indemnitee and such amount has been paid by Prime in accordance with this Agreement;

            b. in the  case in  which  the  Indemnification  Security  has  been furnished to protect against the possibility that an Indemnification Event may occur in the future,  the basis of such  Indemnitee's  interest in CTA
      has  been  increased   pursuant  to  Section  1014  of  the  Code  and  no
      Indemnification Event has occurred (subject to the provisions of Paragraph
      9); or

            c.    in the  event  the  amount of  Indemnification  Security  is reduced  because of an increase in the equity market  capitalization  of
      PGRT.

The amount of any such reduction shall be determined based on a recalculation of the Total  Indemnity  Amount or the Tax  Indemnity  amount (as may apply) taking into account the events described above.

      9. Basis Increase Under Section 1014. If the tax basis of an  Indemnitee's partnership  interest in CTA has been increased  pursuant to Section 1014 of the
Code,  and a  corresponding  adjustment  has been  made to the tax  basis of the assets of CTA pursuant to an election  under  Section 754 of the Code,  then (i)
the  obligations  of  Prime  to the  successor  to such  Indemnitee  under  this
Agreement with respect to an Indemnification Event occurring after the effective
date  of  such   adjustments   shall   apply  only  with   respect  to  such  an
Indemnification  Event that results in or creates a risk of the  recognition  of income to such  successor of the Indemnitee  from the discharge of  indebtedness
(which  shall not  include a  foreclosure  or deed in lieu of  foreclosure  with respect to the Loan),  and Prime shall be able to foreclose upon the Property to the extent provided in the Loan Agreement or receive a

deed in lieu of  foreclosure  with  respect  to the Loan on or after  such  time without any obligation hereunder to such successor, and (ii) any Indemnification
Security  then in place  with  respect  to such  Indemnitee  shall be reduced or released as provided in Paragraph 8.

      10. Tax Savings. If (i) Prime has made a payment to an Indemnitee pursuant to  Paragraph 4 of this  Agreement,  (ii) such  Indemnitee  shall  realize  with respect to any year beginning prior to the Indemnification  Expiration Date, any actual  reduction in federal or applicable state income tax liability that would not have been realized but for the Tax Event, the related  Indemnification Event or the  payment  of the  underlying  tax,  interest  and  penalties,  which  tax reduction  was not taken into  account in  calculating  Prime's  payment to such
Indemnitee,  then such  Indemnitee  shall  pay to Prime an  amount  equal to the actual  reduction  in federal and  applicable  state income tax realized by such
Indemnitee  (based upon the then current highest marginal federal and applicable state income tax rates  applicable to such  Indemnitee on the particular type of tax  reduction).  If an  Indemnitee  makes a payment  to Prime  pursuant  to the immediately  preceding  sentence,  and such Indemnitee  subsequently  recognizes gross income for federal income tax purposes,  which  recognition  arises out of the tax benefit that resulted in such payment to Prime,  then Prime shall pay to such  Indemnitee  an  amount  calculated  as  provided  in  Paragraph  3 of this
Agreement  with  respect to such  income  inclusion,  at the time  described  in
Paragraph 4 of this Agreement.  The immediately  preceding  sentence shall apply notwithstanding  the maximum Tax  Indemnity  Amounts set forth in Paragraph 3 of this  Agreement,  the  limitations of Paragraph 9 of this Agreement or any other provision  of this  Agreement.  Each  Indemnitee  agrees to act in good faith to claim any tax  benefits  or savings  (including  filing  claims for  refunds and amended  tax  returns)  and take such  other  actions  as may be  reasonable  to minimize the net amount of any indemnity payment due from Prime hereunder and to maximize  the  amount  of its  tax  savings;  provided,  however,  that  neither
Indemnitee  shall  be  required  to take any  action  which,  in its good  faith judgment,  would have an adverse economic consequence in excess of the amount of the tax benefits and/or tax savings therefrom.

      11 Casati Payment.  At the closing of Prime's purchase of the Loan, Casati shall pay to Prime the sum of $4,049,500 as a capital contribution to CTA and as a payment of accrued  interest  on the Loan.  Subject to  Paragraph  13,  Casati hereby  promises  to pay to  Prime,  as a capital  contribution  to CTA and as a payment of accrued interest on the Loan, the additional amount of $888,300, with simple  interest  on  the  unpaid  balance  at the  rate  of 8%  per  annum,  in installments as follows:  $177,660 of principal plus interest on the outstanding balance from the date hereof or the date of the last  payment made  hereunder on the first and each  succeeding  anniversary  of the date hereof  until the fifth anniversary,  at which all remaining  amounts owed under this  paragraph will be paid (the "Casati Obligation").  Casati reserves the right to prepay all or part of the Casati Obligation at any time without penalty or premium.  Any prepayment shall be applied to the last  installment.  The Casati  Obligation is a personal obligation of Casati. Prime shall have no obligation to make any indemnification payment  or  provide  any  Indemnification  Security  to  Casati  if the  Casati
Obligation is not paid when due as provided  above, in accordance with Paragraph
15b.

      12 Heise Payment.  At the closing of Prime's  purchase of the Loan,  Heise shall pay to Prime the sum of $1,735,500 as a capital contribution to CTA and as a payment of accrued interest on the Loan. Subject to Paragraph 13, Heise hereby promises to pay to Prime,  as a capital  contribution to CTA and as a payment of accrued  interest on the Loan,  the additional  amount of $380,700,  with simple interest on the unpaid balance at the rate of 8% per annum,  in  installments as follows:  $76,140 of principal plus interest on the outstanding balance from the date hereof or the date of the last payment made hereunder on the first and each succeeding anniversary of the date hereof until the fifth anniversary,  at which all  remaining  amounts  owed  under  this  paragraph  will be paid (the  "Heise
Obligation").  Heise  reserves  the right to prepay all or any part of the Heise
Obligation  at any time  without  penalty or premium.  Any  prepayment  shall be applied to the last installment.  The Heise Obligation is a personal  obligation of Heise. Prime shall have no obligation to make any indemnification  payment or provide any  Indemnification  Security to Heise if the Heise  Obligation  is not
paid when due as provided above, in accordance with Paragraph 15b.

      13    Exercise of Option.
            ------------------

            a  In  addition  to  the  other  obligations  of  Prime  under  this
      Agreement,  concurrently  with each acquisition of any portion of the Real
      Estate  pursuant to an  exercise  of the  Option,  Prime shall pay to each
      Indemnitee  an amount  equal to the sum of (i) the  product of the taxable gain included in the gross income of such  Indemnitee  for federal  income tax  purposes  as a result  of such  transaction,  multiplied  by the then highest  stated  marginal  federal  and  applicable  state tax rates  then applicable to long-term capital gains of individuals,  plus (ii) an amount equal to 23% of the amount described in clause (i).

            b  Notwithstanding  the  foregoing,   the  aggregate  gain  (of  the
      Indemnitees  together)  on which the  amount  described  in clause  (i) of
      Paragraph 13a shall be  calculated  shall be limited to the amount of such aggregate gain (determined on a cumulative basis with respect to all sales of portions of the Real Estate sold  pursuant to  exercises of the Option)
      in excess of  $1,000,000  over the tax basis of the  portions  of the Real
      Estate sold pursuant to exercises of Option.

            c Notwithstanding  the foregoing,  if at any time Prime is obligated to make a payment to an Indemnitee  pursuant to Paragraph 13a, and at such time the Casati  Obligation or the Heise  Obligation (as may apply to such
      Indemnitee) has not been paid in full, then the amount payable by Prime to such  Indemnitee  pursuant to Paragraph 13a shall be reduced by the unpaid portion of the Casati  Obligation or the Heise Obligation (as may apply to such  Indemnitee);  and the unpaid portion of the Casati Obligation and/or the Heise Obligation (as may apply) shall be reduced to the extent of such reduction in the  obligation of Prime under  Paragraph 13a with respect to such  Indemnitee,  with such reduction being applied first to the payments required  next in time  pursuant  to the  Casati  Obligation  or the Heise
      Obligation (as may apply).

      14 Covenants  Regarding  Basic  Transaction.  Each party hereto  agrees to report the Basic  Transaction for income tax purposes on a basis consistent with the  position  that the  Basic  Transaction  will not cause  any  Indemnitee  to recognize  taxable  income or gain for federal  income tax  purposes,  including without  limitation  the  positions  that  (a) the  Basic  Transaction  will not constitute a disposition  by CTA of all or any portion of the Property;  (b) the
Basic  Transaction will not constitute any reduction in the issue price (as such term is used in Code  Sections  1272 through  1274 and the Treasury  Regulations thereunder)  of the Loan or any  exchange  of the Loan for any other  obligation having a lower issue price for federal  income tax  purposes;  and (c) the Basic
Transaction  will not  otherwise  result in any  cancellation  or discharge  (or deemed  cancellation or discharge for federal income tax purposes) of all or any portion of the Loan. Furthermore, the parties agree that the CTA Agreement shall be amended to require the New  General  Partner (on its own behalf and on behalf of CTA) to report the Basic  Transaction  for income  tax  purposes  in a manner consistent with the immediately  preceding sentence and to continue at all times thereafter to maintain such reporting position. By executing this Agreement, the
New  General  Partner  agrees (on its own behalf and on behalf of CTA) to report the Basic Transaction as described in the immediately preceding sentence.

      15    Section 15 Defaults.
            -------------------

            a If at any time  Prime  commits  a Prime  Section  15  Default  (as defined  below),  then,  immediately  upon the  occurrence  of such  Prime
      Section 15 Default,  Prime shall provide the  Indemnification  Security in the  amount of 100% of the Total  Indemnity  Amount.  A "Prime  Section 15
      Default"   shall  mean  (i)  any   failure   by  Prime  to   provide   the
      Indemnification  Security  or to  pay  any  Tax  Indemnity  Amount  in the
      applicable  amounts at the applicable times in accordance with Paragraph 4 and Paragraph 5a, and such failure is not cured within ten (10) days after any Indemnitee notifies Prime in writing,  describing the specific failure at issue,  of such  failure;  (ii) any failure by Prime,  any Affiliate of
      Prime or the New General Partner to comply with any provision of Paragraph
      7, and such failure is not cured within ten (10) days after any Indemnitee notifies Prime in writing,  describing the specific  failure at issue,  of such failure; or (iii) any failure by Prime, any Affiliate of Prime or the
      New General  Partner (acting either on its own behalf or on behalf of CTA)
      to comply with the provisions of Paragraph 14.

            b If at any time any  Indemnitee  commits an  Indemnitee  Section 15
      Default (as defined below), then,  immediately upon the occurrence of such
      Indemnitee Section 15 Default,  Prime shall have no further obligations to such Indemnitee under the terms of this Agreement.  "Indemnitee Section 15
      Default"  shall mean (i) any failure by an  Indemnitee to make payments in accordance  with the terms of Paragraph 11 or Paragraph 12 (but subject to
      Paragraph  13); (ii) any failure by an Indemnitee to give his consent to a transaction  by  CTA  in  accordance  with  the  provisions  described  in
      Paragraph  2c; or (iii) any  failure by an  Indemnitee  to comply with the provisions of Paragraph 4a.  Notwithstanding  the  foregoing,  in no event shall an  Indemnitee  Section 15 Default  occur  unless and until ten (10)
      days have expired after the receipt by such  Indemnitee of written  notice from Prime  describing  the specific  failure  without such failure having been cured.

      16  Litigation  Expenses.  In any action  between  the  parties  hereto to enforce  any of the terms of this  Agreement,  the  prevailing  party or parties shall be entitled to recover  expenses,  including  reasonable  attorneys' fees, whether or not such action is prosecuted to judgment. For this purpose, the term
"prevailing party" shall include,  without limitation, a party who dismisses any action for recovery  hereunder in exchange  for payment of sums  allegedly  due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in such action.

      17    Applicable  Law.  This  Agreement  shall,  in  all  respects,   be
            ---------------
governed by the laws of the State of Illinois,  without regard to conflicts of law principles.

      18  Severability.  Nothing  contained  herein  shall be construed so as to require the  commission  of any act contrary to law,  and wherever  there is any conflict  between  any  provisions  contained  herein and any  present or future statute,  law,  ordinance  or  regulation  contrary to which the parties have no legal right to contract,  the latter shall  prevail;  but the provisions of this
Agreement  which are affected  shall be curtailed and limited only to the extent necessary to bring them within the  requirements of the law. If any provision of this  Agreement  shall be held to be  invalid,  the same  shall not  affect  the validity, legality or enforceability of the remainder of this Agreement.

      19 Further  Assurances.  Each of the  parties  hereto  shall  execute  and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and  things  reasonably  necessary  in  connection  with the performance  of their  obligations  hereunder  to carry  out the  intent  of the parties hereto.

      20 Successors and Assigns.  Except as provided below, this Agreement shall not be assignable by any  Indemnitee  (including to any heir or the estate of an
Indemnitee)  except  with the  express  written  consent of Prime,  which may be withheld in its sole discretion.  Except as provided in Paragraph 7, Prime shall
not  assign  this  Agreement   without  the  express  written  consent  of  each
Indemnitee,  which may be withheld in his sole discretion.  Notwithstanding  the first sentence of this Paragraph 20:

            a Any person acting on behalf of an  Indemnitee  during the lifetime of such Indemnitee (including but not limited to any trustee in bankruptcy and any  legal  representatives  in the  case of  incompetency)  shall  be entitled to the full benefit of and the right to enforce all provisions of this Agreement to the same extent as such Indemnitee;

            b If an event  occurs  during the lifetime of any  Indemnitee  which gives rise to any right or benefit of such Indemnitee under this Agreement
      (without  regard to whether  such right or claim to benefit is asserted or becomes due during the  lifetime of such  Indemnitee),  including  but not limited  to the right to any Tax  Indemnity  Amount or the  benefit of the
      Indemnification   Security,   then  from  and  after  the  death  of  such
      Indemnitee,  the estate and heirs of such Indemnitee  shall be entitled to enforce  all rights  and  receive  all  benefits  arising  from such event hereunder,  to the same  extent  as the  Indemnitee  would be so  entitled during his lifetime; and

            c From and  after the death of any  Indemnitee,  the  estate of such
      Indemnitee  and  any  other  successor  to  all  or any  portion  of  such
      Indemnitee's  direct  or  indirect  partnership  interest  in CTA shall be entitled to the rights and benefits of such  Indemnitee  to the extent set forth in Paragraph 9.

      21 Number and Gender. In this Agreement, the masculine, feminine or neuter gender and the  singular  or plural  number  shall each be deemed to include the others whenever the context so requires.

      22 Non-Waiver;  Good Faith. No waiver by any party hereto of any breach of this Agreement or any provision  shall be deemed to be a waiver of any preceding or succeeding  breach of the same or any other  provision.  Each party agrees to act in good faith in regard to all provisions of this Agreement.

      23   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts,  each of  which  shall be  deemed  an  original,  but all of which together shall constitute one and the same instrument.

      24 Full  Authority.  Each of the parties and signatories to this Agreement has the full  right,  power,  legal  capacity  and  authority  to enter into and perform the  parties'  respective  obligations  hereunder,  and no  approvals or consents of any other Person are necessary in connection therewith.

      25 Captions.  The captions  appearing at the commencement of Paragraphs of this Agreement are  descriptive  only and for  convenience in reference.  Should there be any conflict  between any such caption and the paragraph at the head of which such caption appears, the Paragraph and not such caption shall control and govern in the construction of this Agreement.

      26    Cross   Reference.    In   this   Agreement,    unless   otherwise
            -----------------
specifically  provided, any reference to a Paragraph by number shall mean that corresponding Paragraph in this Agreement.

      27 Parties in  Interest.  Nothing in this  Agreement,  whether  express or implied, is intended to confer any rights or remedies under or by reason of this
Agreement on any Persons other than the parties and their respective  successors and permitted assigns,  nor is anything in this Agreement intended to relieve or discharge the  obligation or liability of any third Persons to any party to this
Agreement,  nor  shall  any  provision  give  any  third  Person  any  right  of subrogation or action over or against any party to this Agreement.

      28 Entire Agreement.  This Agreement  constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof,  and any and all prior agreements, understandings or representations with respect to such subject  matter are hereby  terminated and canceled in their entirety and are of no further force or effect.

      29 Effectiveness.  Notwithstanding  any other provision of this Agreement, this  Agreement  shall come into  effect  only if, and  concurrently  with,  the closing of the Basic  Transaction.  Unless and until such closing  occurs,  this
Agreement shall be of no force or effect.

      30 Execution by New General Partner. Concurrently with, and as a condition to, the New General  Partner being admitted to CTA as its general  partner,  the
New General Partner shall execute this Agreement as an additional  party hereto.
The rights and  obligations  of the other  parties  hereto shall be as set forth herein  without  regard to whether or when this Agreement is executed by the New
General Partner.

      IN WITNESS  WHEREOF,  the parties have executed  this  Agreement as of the date first set forth above.

                                           PRIME GROUP REALTY, L.P.

                                      By: Prime  Group   Realty   Trust,   its
                                          General Partner

                                          By:     /s/ Richard S. Curto
                                                  --------------------
                                          Title:  President and
                                                  Chief Executive Officer

                                                  /s/ Roland E. Casati
                                                  --------------------

                                                 /s/ Richard A. Heise
                                                 --------------------

      The  undersigned,  being the New General  Partner,  hereby  executes  this
Agreement as an additional party hereto, as of December __, 1997.

                                      WILLIAMSBURG  GROUP L.L.C.,  an Illinois
                                      limited liability company

                                      By:  /s/ Richard S. Curto
                                      -------------------------
                                               Managing Member